RESTATED CERTIFICATE OF INCORPORATION
OF
NEW HORIZONS WORLDWIDE, INC.

          The undersigned hereby certifies that: (i) the present name of the corporation (hereinafter called the “Corporation”) is New Horizons Worldwide, Inc.; (ii) the name under which the Corporation was originally incorporated is NCS Holdings Corporation and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is December 15, 1988; (iii) the provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into this single instrument entitled the Restated Certificate of Incorporation of New Horizons Worldwide, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of said single instrument; and (iv) the Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth herein.

ARTICLE I

          The name of the Corporation is New Horizons Worldwide, Inc.

ARTICLE II

          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

          The nature of the business to be conducted or promoted and the purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

           The total authorized capital stock of the Corporation consists of Twenty-Two Million (22,000,000) shares, of which number Two Million (2,000,000) are shares of Preferred Stock, without par value (“Preferred Stock”), and Twenty Million (20,000,000) are shares of Common Stock, par value $.01 per share (“Common Stock”). The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock shall be as follows:

          1.   The Preferred Stock may be issued, from time to time, in one or more series, with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

            (a)    the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

            (b)    the annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative;

            (c)    the redemption price or prices, if any, for the particular series;

            (d)    the right, if any, of the holders of a particular series to convert such stock into other classes of stock, and the terms and conditions of such conversion; and

            (e)   the obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series through a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

          All shares of any one series of Preferred Stock shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Preferred Stock.

          2.   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then before any distribution or payment shall have been made to the holders of the Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of Common Stock according to their respective shares.

          3.    Holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all questions presented to stockholders of the Corporation. The rights of holders of Common Stock shall be subject to the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock.

ARTICLE V

           1.    The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members and shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Subject to the foregoing limitations, the number of directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. In the event the total number of directors is not divisible by three (3), an extra director shall be assigned to Class I if there is one (1) extra director to be assigned among the classes, and an extra director shall be assigned to each of Classes I and II if there are two (2) extra directors to be assigned among the classes. The directors to be elected at each annual meeting of stockholders shall be only the members of the class whose term of office then expires. The term of office of the initial directors in each respective class shall be as follows: (a) directors in Class I shall hold office until the annual meeting of stockholders held in 1990; (b) directors in Class II shall hold office until the annual meeting of stockholders held in 1991; and (c) directors in Class III shall hold office until the annual meeting of stockholders held in 1992. Each director elected at any stockholders’ meeting commencing with the 1990 annual meeting shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting at which such director was elected. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

           2.    In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors as provided above in this Article V.

           3.    Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his prior death, retirement, resignation or removal. No director may be removed except for cause and (in addition to the affirmative vote which may be required of the holders of any series of Preferred Stock which may then be outstanding) by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director or through an increase in the number of directors, such vacancy shall be filled by a majority vote of the directors then in office, or by the sole remaining director if only one director remains in office. A director so elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which he was elected.

ARTICLE VI

           The stockholders are expressly denied any power or authority to call, or to cause to be called, any special meeting of the stockholders. The right of the stockholders to take any action by consent in writing without a regular or special meeting of the stockholders is expressly denied, unless such consent shall be unanimous.

ARTICLE VII

           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal, amendment or other modification of this Article shall not affect the liability or alleged liability of any director of the Corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

ARTICLE VIII

           Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

           1.   In addition to the affirmative vote which may be required of any series of Preferred Stock which may then be outstanding, the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation, which shall include the affirmative vote of at least fifty-one percent (51%) of the outstanding shares of Common Stock held by stockholders other than the “Related Person” (as hereinafter defined), shall be required for the approval or authorization of any “business combination” (as hereinafter defined) of the Corporation with any Related Person; provided, however, that such 66-2/3% and 51% voting requirements shall not be applicable if the stockholders are asked to approve or authorize a particular business combination which has been authorized and proposed to the stockholders by action of the Board of Directors of the Corporation by the affirmative vote of a majority of the “Continuing Directors” (as hereinafter defined) of the Corporation or if the stockholders are asked to approve or authorize a particular business combination as to which both of the following conditions are satisfied:

            (a)    the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by the holders of the Common Stock of the Corporation in such business combination is at least equal to the greater of (1) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer’s fees) paid or agreed to be paid by the Related Person to acquire beneficial ownership of any share of such Common Stock (with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions), (2) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by any person to acquire beneficial ownership of any shares of such Common Stock on the open market at any time during the twenty-four month period immediately prior to the taking of such vote, or (3) the per share book value of such Common Stock at the end of the calendar quarter immediately preceding the taking of such vote; and

            (b)   the consideration to be received by holders of Common Stock in such business combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of the shares of Common Stock already held, directly or indirectly, by it.

          The determination of a majority of the “Disinterested Directors” of the Corporation, made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with this Article, including without limitation (i) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined herein, and (ii) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of shares of Common Stock.

           2.   For the purposes of this Restated Certificate of Incorporation:

             (a)    The term “business combination” shall mean (1) any merger or consolidation of the Corporation with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (3) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (5) the reclassification of the shares of stock of the Corporation generally possessing voting rights in elections for directors, the purchase by the Corporation of such shares, or the issuance by the Corporation of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which are directly or indirectly owned by any Related Person, or (6) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

            (b)   The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates,” “beneficially” owns (as those terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder), in the aggregate, 15% or more of the outstanding shares of Common Stock of the Corporation, and any “affiliate” or “associate” of any such individual, corporation, partnership or other person or entity; provided that shares held or over which such entity has the power to vote or otherwise control as a trustee, plan administrator, officer of the Corporation or in a similar capacity under an employee benefit plan of the Corporation or an employee benefit plan of an affiliate of the Corporation shall not be deemed to be beneficially owned for purposes of this definition.

            (c)    The term “substantial part” shall mean more than ten percent (10%) of the total consolidated assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

            (d)   Without limitation, any shares of Common Stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.

            (e)   The term “consideration other than cash” shall include, without limitation, outstanding Common Stock of the Corporation retained by its existing stockholders in the event of a business combination with a Related Person in which the Corporation is the surviving corporation.

            (f)    The term “Continuing Director” shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.

            (g)    The term “Disinterested Director” means any member of the Board of Directors of the Corporation who is not the Related Person or an affiliate or associate of the Related Person and who was a member of the Board prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then in office.

ARTICLE X

           1.    No amendment of this Restated Certificate of Incorporation shall be effective to amend, alter, repeal or change the effect of any of the provisions of Articles V, VI, VII, IX or X unless such amendment shall receive the affirmative vote of at least (1) sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation entitled to vote thereon and (2) at least fifty-one percent (51%) of the shares of Common Stock entitled to vote thereon held by stockholders none of whom is as of the record date fixed for such vote, a Related Person, affiliate of a Related Person, or an associate of a Related Person; provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of a majority of the Continuing Directors.

           2.    The By-Laws of the Corporation may be amended or repealed by action of the Board of Directors which is approved by the affirmative vote of a majority of all directors then in office, or (in addition to the affirmative vote which may be required of any series of Preferred Stock which may then be outstanding) by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

ARTICLE XI

           The provisions of this Restated Certificate of Incorporation supersede the provisions of the Corporation's original Certificate of Incorporation and any amendments thereof, and all other certificates, agreements of merger or consolidation, plans of reorganization or other instruments, howsoever designated, which have been filed pursuant to any provision of the General Corporation Law of the State of Delaware and which have had the effect of amending or supplementing in some respect the Corporation's original Certificate of Incorporation.

Signed on this 19th day of June, 2001.

By:

_____________________________________
Thomas J. Bresnan
President and Chief Executive Officer